EXHIBIT 21
                                                    ----------

                                             LISTING OF SUBSIDIARIES


There are five active subsidiaries of the Company:

                                                                                      Name Under which
       Name of Subsidiary            Jurisdiction of Incorporation                Subsidiary Does Business
       ------------------            -----------------------------                ------------------------
Bontex S. A.                                   Belgium                                       Same

Bontex Italia S.r.l.                           Italy                                         Same

Bontex, Inc.                                   Virgin Islands                                Same

Bontex de Mexico                               Mexico                                        Same

Bontex Hong Kong Limited                       Hong Kong                                     Same

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